UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Congaree Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Congaree Bancshares, Inc.

PO Box 3018, West Columbia, South Carolina 29171

T: 803.794.BANK (2265)

F: 803.926.3222

June 1, 2010

Dear Shareholder,

We want to remind you to please exercise your right as a shareholder to vote before the Congaree Bancshares, Inc. upcoming annual shareholder meeting to be held on June 16th.  By now, you should have received your proxy package, which was mailed on April 30, 2010.  Please use this opportunity to take part in the affairs of your Company and your Bank by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to vote via Internet or telephone, or complete and return the proxy card as promptly as possible.  Your vote is important because if we don’t meet quorum for the meeting, we will be required to postpone the voting portion of this meeting for several weeks in order to solicit additional shareholder votes before being able to conduct required Company business.

We are sure that you are all aware that this is a particularly difficult time for the banking industry. The economy is facing a major readjustment and that leads us to a new normal. Our focus still remains on our customers, shareholders and our community—and our commitment to superior customer service has been the foundation for our success.  Like many other banks in the Southeast and our own market, our Bank entered into a legal agreement with the FDIC and the South Carolina State Board of Financial Institutions requiring the Bank to address certain issues that have developed as a result of our challenging economy. The agreement is called a consent order and it was signed on May 14, 2010. This agreement is a formal action plan to improve our performance.

The order requires us to do the following:

•	achieve and maintain minimum required capital levels;
•	reduce our level of classified assets;
•	eliminate all assets or portions of assets classified “Loss” and 50 percent of those assets classified “Doubtful” in the Bank’s most recent exam report;
•	analyze and assess the Bank’s management and staffing needs to ensure the Bank has qualified management in place as well as the appropriate organizational structure;
•	increase Board oversight of the Bank;
•	limit asset growth;
•	eliminate our reliance on brokered deposits;
•	ensure the adequacy for lease and loan losses;
•	formulate and implement a comprehensive financial plan to address profitability, improve income, monitor expenses, and restructure our balance sheet;
•	ensure the full implementation of its written lending and collection policy to provide effective guidance and control over the Bank’s lending function;
•	implement a plan addressing liquidity, contingency funding, and overall balance sheet management;
•	establish an enhanced internal loan review program;
•	correct all violations of law, regulation, and contraventions of policy which are listed in the Bank’s most recent exam report;
•	not extend any additional credit to any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified “Loss” or “Doubtful” and is uncollected;
•	not declare or pay dividends or bonuses without the prior written approval of the Bank’s regulators;
•	reduce any segment of our loan portfolio that is an undue concentration of credit; and
•	supply written progress reports to the Bank’s supervisory authorities.

A full copy of the consent order as well as a more detailed description of the order are filed with and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which is available at www.sec.gov.

The consent order will not affect daily operations or any relationships with our customers. We will continue to remain competitive in the market and all depositors are insured up to $250,000 per insured account. The Bank also participates in the FDIC Transaction Account Guarantee Program. Under this program, all non-interest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount of the account. The guarantee also applies to interest bearing transaction accounts with interest rates of 0.50% or less. No insured depositor has ever lost a penny in an FDIC insured bank.

In anticipation of this challenging economy, the Bank’s board of directors and senior leadership team began addressing some of these issues as we adjusted our strategic plan over the past two years.  In fact, many of our previously implemented strategic changes and plans of action mirror the requirements of the consent order. We are working diligently to further implement our strategies so that we can expand our areas of compliance with the consent order.

Much of what happens in the near future depends on the economy. We believe we have been very proactive to make any necessary changes or implementations to our business plan to ensure that we have the best plan possible to endure this current economic recession. By keeping our focus on superior customer service we managed to grow our market share during this slow economy.

Furthermore, we are extremely pleased to announce the appointment of Charles A. Kirby as CEO and President of Congaree State Bank and Congaree Bancshares, Inc.  He will join us on June 1, 2010. Mr. Kirby has over 30 years in the financial services industry of which over 20 years were spent serving the Lexington county market. He will oversee operations, planning, policies and practices as well as a variety of other strategic objectives.

Mr. Kirby started his banking career with First National Bank of SC serving in several credit administration areas. He subsequently joined Lexington State Bank in 1984 rising to Executive Officer and Senior Vice President responsible for the credit function and branch administration of the Bank. After Lexington State Bank was acquired by BB&T, he remained in Lexington as Area Executive responsible for the commercial market in Lexington, Newberry and McCormick counties.

We hope you will join us in welcoming Charlie Kirby to your Bank. If you happen to be in the neighborhood, please stop by and introduce yourself. If not, we look forward to seeing you at the annual meeting on June 16, 2010.

Sincerely,

/s/ Danny Scott
Danny Scott
Chairman of the Board of Directors

/s/ Charlie T. Lovering
Charlie T. Lovering
Executive Vice President/CFO